November 2007 Filed pursuant to Rule 433 dated November 19, 2007 Relating to Preliminary Pricing Supplement No. 434 dated November 19, 2007 To Registration Statement No. 333-131266

STRUCTURED INVESTMENTS
Opportunities in Commodities

Trigger PLUS due December   , 2011
Based on the Performance of a Basket Composed of Ten Commodities
Performance Leveraged Upside SecuritiesSM
Trigger PLUS offer leveraged exposure to a wide variety of assets and asset classes or baskets of assets, including equities, commodities and currencies.  These investments allow investors to capture enhanced returns relative to the underlying asset’s actual positive performance.  At maturity, an investor will receive an amount in cash that may be more than, equal to or less than the principal amount based upon the performance of the underlying asset or basket of assets on the averaging dates and upon whether the underlying asset or basket of assets has declined to or below a specified trigger level.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Maturity date:	December , 2011
Original issue price:	$1,000 per Trigger PLUS
Stated principal amount:	$1,000 per Trigger PLUS
Pricing date:	December , 2007
Original issue date:	December , 2007 (5 business days after the pricing date)
Interest:	None
Underlying basket:	Basket Commodity	Basket Weight	Basket Commodity	Basket Weight
	Copper-Grade A (“copper”)	12.5%	Primary Nickel (“nickel”)	10.0%
	Soybean-CBOT (“soybeans”)	12.5%	West Texas Intermediate light sweet crude oil (“WTI crude oil”)	10.0%
	Sugar #11 (World)-NYBOT (“sugar”)	12.5%	Gold	7.5%
	High Grade Primary Aluminum (“aluminum”)	10.0%	Platinum	7.5%
	Natural gas	10.0%	Wheat-CBOT (“wheat”)	7.5%
Payment at maturity per Trigger PLUS:
If the basket percent increase is greater than 0%:
$1,000 + ($1,000 x leverage factor x basket percent increase)
If the basket performance factor is less than or equal to 100% but greater than 75%:
$1,000
If the basket performance factor is less than or equal to 75%:
$1,000 x basket performance factor
This amount will be less than or equal to $750 per Trigger PLUS.

Leverage factor:	105% to 125%. The actual leverage factor will be determined on the pricing date.
Basket percent increase:
The sum of the products of (i) the final average basket commodity price for each basket commodity minus the initial basket commodity price for such basket commodity divided by the initial basket commodity price for such basket commodity times (ii) the basket weight for such basket commodity.

Basket performance factor:
The sum of the products of (i) the final average basket commodity price for each basket commodity divided by the initial basket commodity price for such basket commodity times (ii) the basket weight for such basket commodity.

Basket commodity price:
The basket commodity price on any date will equal:
aluminum, copper and nickel:  the official cash offer price per metric ton (stated in U.S. dollars)
gold and platinum:  the official afternoon fixing price per troy ounce (stated in U.S. dollars)
WTI crude oil:  the official settlement price per barrel (stated in U.S. dollars)
natural gas:  the official settlement price per one million British thermal units (stated in U.S. dollars)
soybeans and wheat:  the official settlement price per bushel (stated in U.S. cents)
sugar: the official settlement price per pound (stated in U.S. cents)

Initial basket commodity price:	For each basket commodity, the related basket commodity price on the pricing date.
Final average basket commodity price:
The final average basket commodity price for each basket commodity will be the arithmetic average of the prices for such basket commodity on each trading day during the period from and including November   , 2011 through and including December   , 2011 on which there is no market disruption event with respect to the such basket commodity, which we refer to as the averaging dates.

Maximum payment at maturity:	There will be no maximum payment at maturity on the Trigger PLUS.
Listing:	The Trigger PLUS will not be listed on any securities exchange.
CUSIP:	617446Y60
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)	Proceeds to Company
Per Trigger PLUS:	$1,000	$	$
Total:	$	$	$

(1)	For additional information, see “Plan of Distribution” in the prospectus supplement for PLUS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THIS OFFERING, AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Preliminary Pricing Supplement No. 434 dated November 19, 2007
Amendment No. 1 to the Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Trigger PLUS due December   , 2011
Based on the Performance of a Basket Composed of Ten Commodities
Performance Leveraged Upside SecuritiesSM

Investment Overview

Performance Leveraged Upside Securities

The Trigger PLUS due December    , 2011, Based on the Performance of a Basket Composed of Ten Commodities, which we refer to as the Trigger PLUS, can be used:

▪	As an alternative to direct exposure to the basket that enhances returns for positive performance of the basket

▪	To enhance returns and potentially outperform the basket in a bullish scenario with unlimited appreciation potential

▪	To achieve similar levels of upside exposure to the basket as a direct investment while using fewer dollars by taking advantage of the leverage factor

▪	To gain access to commodities as an asset classes and provide portfolio diversification from traditional fixed income/equity investments

▪	To provide contingent protection against a loss of principal in the event of a decline of 25% or less

▪
The Trigger PLUS is exposed to the negative performance of the basket on a 1:1 basis for the entire decline in the value of the basket when the basket depreciates by 25% or more.  If the basket declines by 25% or more, you will receive a payment at maturity per Trigger PLUS of less than or equal to $750 (75% of the stated principal amount of $1,000).

Maturity:	4 years
Leverage Factor:	105% to 125%, to be determined on the pricing date
Coupon:	None
Maximum Payment at Maturity:	None
Trigger:	Basket declines by 25% or more

Basket Overview

The basket is a weighted basket consisting of ten commodities that measures the combined performance of the basket commodities.

Basket Commodity	Basket Weight
Copper	12.5%
Soybeans	12.5%
Sugar	12.5%
Aluminum	10.0%
Natural gas	10.0%
Nickel	10.0%
WTI crude oil	10.0%
Gold	7.5%
Platinum	7.5%
Wheat	7.5%

November 2007	Page 2

Trigger PLUS due December   , 2011
Based on the Performance of a Basket Composed of Ten Commodities
Performance Leveraged Upside SecuritiesSM

Historical Basket Performance January 1, 2002 through November 15, 2007

The graph illustrates the effect of any offset and/or correlation among the basket commodities during such period.  The graph does not take into account the leverage factor, nor does it attempt to show your expected return on an investment in the Trigger PLUS. The historical performance of the basket and the degree of correlation between the price trends of the basket commodities (or lack thereof) should not be taken as an indication of future performance.

November 2007	Page 3

Trigger PLUS due December   , 2011
Based on the Performance of a Basket Composed of Ten Commodities
Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

This 4 year investment offers 105% to 125% leveraged upside exposure to the positive performance of the basket and provides contingent protection against a loss of principal in the event of a decline in the basket of 25% or less.

Leverage Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the basket when the basket increases in value.

Access	Exposure to a weighted basket consisting of ten different commodities.

Upside Scenario
The basket increases in value and, at maturity, the Trigger PLUS return the $1,000 stated principal amount plus 105% to 125% of the positive performance of the basket per Trigger PLUS, which is not subject to a maximum payment amount.  The actual leverage factor will be determined on the pricing date.

Non-Trigger Scenario	The basket declines in value by less than 25% and, at maturity, the Trigger PLUS redeem for the stated principal amount of $1,000 per Trigger PLUS

Trigger Scenario	The basket declines in value by 25% or more and, at maturity, the Trigger PLUS redeem for less than the stated principal amount by an amount proportionate to the entire decline of the basket.

Summary of Selected Key Risks (see page 11)

▪	Structure Related Risks

o
Trigger PLUS do not pay interest or guarantee return of principal.   If the basket declines in value by 25% or more, at maturity, the Trigger PLUS will redeem for less than the stated principal amount by an amount proportionate to the entire decline of the basket.

o	Changes in the price of one or more of the basket commodities may offset each other.

o	The payment at maturity is based on the weighted average of the prices of the basket commodities as measured on the averaging dates.

o	U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.

▪	Commodity Related Risks

o	Commodities prices are volatile and may change unpredictably, affecting the value of the Trigger PLUS.

o	Suspension or disruptions of market trading in the basket commodities may adversely affect the value of the Trigger PLUS.

o	There are risks involved in securities linked to the value of commodities traded on the London Metals Exchange and the London Platinum and Palladium Market.

▪	Secondary Market Related Risks

o	Market price of the Trigger PLUS may be influenced by many unpredictable factors.

o
The Trigger PLUS will not be listed.  Secondary trading may be limited and you could receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

o	Inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

o	Hedging and trading activity could potentially affect the value of the Trigger PLUS.

▪	Other Risks

o	Economic interests of the calculation agent may be potentially adverse to investor interests.

o	Credit risk to Morgan Stanley, whose credit rating is currently Aa3/AA-.

November 2007	Page 4

Trigger PLUS due December   , 2011
Based on the Performance of a Basket Composed of Ten Commodities
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Trigger PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, an investor will receive for each $1,000 stated principal amount of Trigger PLUS that the investor holds, an amount in cash that may be more than, equal to or less than the stated principal amount based upon the performance of the basket and whether the value of the basket has declined to or below the trigger level.  The PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
December , 2007	December , 2007 (5 business days after the pricing date)	December , 2011
Key Terms
Issuer:	Morgan Stanley
Underlying basket:	Basket Commodity	Basket Weight
	Copper-Grade A (“copper”)	12.5%
	Soybean-CBOT (“soybeans”)	12.5%
	Sugar #11-NYBOT(“sugar”)	12.5%
	High Grade Primary Aluminum (“aluminum”)	10.0%
	Natural gas	10.0%
	Primary Nickel (“nickel”)	10.0%
	West Texas Intermediate light sweet crude oil (“WTI crude oil”)	10.0%
	Gold	7.5%
	Platinum	7.5%
	Wheat-CBOT (“wheat”)	7.5%
Aggregate principal amount:	$
Issue price:	$1,000 per Trigger PLUS
Stated principal amount:	$1,000 per Trigger PLUS
Denominations:	$1,000 per Trigger PLUS and integral multiples thereof
Interest:	None
Payment at maturity per Trigger PLUS:
If the basket percent increase is greater than 0%:
$1,000 + leveraged upside payment;
If the basket performance factor is less thanor equal to 100% but greater than 75%:
$1,000
If the basket performance factor is less than or equal to 75%:
$1,000 x basket performance factor
This amount will be less than or equal to $750 per Trigger PLUS.

Leveraged upside payment:	$1,000 x leverage factor x basket percent increase
Leverage factor:	105% to 125%. The actual leverage factor will be determined on the pricing date.
Basket percent increase:
The sum of the products of (i) the final average basket commodity price for each basket commodity minus the initial basket commodity price for such basket commodity divided by the initial basket commodity price for such basket commodity times (ii) the basket weight for such basket commodity.

Basket performance factor:
The sum of the products of (i) the final average basket commodity price for each basket commodity divided by the initial basket commodity price for such basket commodity times (ii) the basket weight for such basket commodity.

Basket commodity price:
The basket commodity price on any date will equal (in each case as determined, made public or disseminated, as applicable, on the relevant exchange on such date:
aluminum, copper and nickel:  the official cash offer price per metric ton ( stated in U.S. dollars)
gold:  the official afternoon fixing price per troy ounce (stated in U.S. dollars)
platinum:  the official afternoon fixing price per troy ounce gross for delivery in Zurich through a member of the LPPM authorized to effect such delivery (stated in U.S. dollars)
WTI crude oil: the official settlement price of the first nearby month futures contract (or, in the case of the last trading day of the last nearby month contract, the second nearby month contract) per barrel of WTI crude oil (stated in U.S. dollars)
natural gas: the official settlement price per one million British thermal units of the near-month futures contract for natural gas (stated in U.S. dollars)
soybeans and wheat: the official settlement price per bushel of the first nearby month futures contract (stated in U.S. cents)
sugar: the official settlement price per pound of sugar cane of the first nearby month futures contract (as stated in U.S. cents)

Initial basket commodity price:	For each basket commodity, the related basket commodity price on the pricing date
Final average basket commodity price:
The final average basket commodity price for each basket commodity will be the arithmetic average of the prices for such basket commodity on each trading day during the period from and including November   , 2011 through and including December   , 2011 on which there is no market disruption event with respect to the such basket commodity, which we refer to as the averaging dates.

Maximum payment at maturity:	There will be no maximum payment at maturity on the Trigger PLUS.
Risk factors:	Please see “Risk Factors” on page 11

November 2007	Page 5

Trigger PLUS due December   , 2011
Based on the Performance of a Basket Composed of Ten Commodities
Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The Trigger PLUS will not be listed on any securities exchange.
CUSIP:	617446Y60
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Trigger PLUS offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.
Although the issuer believes the Trigger PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS.
Assuming this characterization of the Trigger PLUS is respected, the following U.S. federal income tax consequences should result:
▪   A U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to maturity, other than  pursuant to a sale or exchange.
▪   Upon sale, exchange or settlement of the Trigger PLUS at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Trigger PLUS.  Such gain or loss should be long-term capital gain or loss if the investor has held the Trigger PLUS for more than one year.
Please read the discussion under “Risk Factors ¯ Structure Specific Risk Factors” below and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of investing in the Trigger PLUS.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley Capital Services Inc. (“MSCS”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Trigger PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Trigger PLUS through one or more of our subsidiaries.
On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the Trigger PLUS by purchasing and selling the basket commodities, futures or options contracts on the basket commodities or taking positions in any other available instruments that we may wish to use in connection with such hedging activities, including on the averaging dates.  Such hedging activity could increase the initial prices of the basket commodities, and therefore the prices at which the basket commodities must close on the averaging dates before investors would receive at maturity a payment that exceeds the principal amount of the Trigger PLUS.
In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Trigger PLUS.  We cannot give any assurance that our hedging activities will not affect the price of the basket commodities and, therefore, adversely affect the value of the Trigger PLUS or the payment you will receive at maturity.

ERISA:	See “ERISA Matters for Pension Plans and Insurance Companies” in the accompanying preliminary pricing supplement
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the Trigger PLUS.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and the prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

November 2007	Page 6

Trigger PLUS due December   , 2011
Based on the Performance of a Basket Composed of Ten Commodities
Performance Leveraged Upside SecuritiesSM

How the Trigger PLUS Work

Hypothetical Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$1,000
Hypothetical leverage factor:	115%

PLUS Payoff Diagram

The Basket
The Trigger PLUS
PLUS Zone
$1,000 Stated Principal Amount
Trigger Zone
Trigger Level of 75%
Payment at Maturity on the Trigger PLUS
$1,400
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
-100% -90% -80% -70% -60% -50% -40% -30% -20% -10% 0% 10% 20% 30% 40% 50%
-25%
Percentage Change in Basket Value

How it works

▪	If the basket has appreciated, investors will receive the stated principal amount of $1,000 plus 105% to 125% of the appreciation of the basket.

▪	If the basket has declined by less than 25%, investors will receive the $1,000 stated principal amount at maturity.

▪	If the basket has declined by than 25% or more, investors will receive an amount less than or equal to $750 per Trigger PLUS based on a 1% loss of principal for each 1% decline in the basket.

November 2007	Page 7

Trigger PLUS due December   , 2011
Based on the Performance of a Basket Composed of Ten Commodities
Performance Leveraged Upside SecuritiesSM

Hypothetical Payouts on the Trigger PLUS

At maturity, investors will receive for each $1,000 stated principal amount of Trigger PLUS that they hold an amount in cash based upon the performance of the basket.

Presented below are three examples showing how the payout on the Trigger PLUS is calculated based on hypothetical initial and final average prices for each basket commodity.  Initial and final prices used in the examples below are hypothetical and do not reflect the actual prices of the basket commodities.

Example 1: Basket appreciates

Hypothetical leverage factor = 115%

Basket Commodity	Basket Weight	Hypothetical Initial Basket Commodity Price	Hypothetical Final Average Basket Commodity Price	Performance
Copper	12.5%	$6,900	$7,590	+10%
Soybeans	12.5%	1,000¢	1,100¢	+10%
Sugar	12.5%	10¢	11¢	+10%
Aluminum	10.0%	$2,500	$2,750	+10%
Natural Gas	10.0%	$8.00	$8.80	+10%
Nickel	10.0%	$33,000	$36,300	+10%
WTI Crude Oil	10.0%	$90.00	$99.00	+10%
Gold	7.5%	$800	$880	+10%
Platinum	7.5%	$1,400	$1,540	+10%
Wheat	7.5%	750¢	825¢	+10%

Basket percent increase = Sum of the products for each basket commodity of (i) the final average basket commodity price minus the initial basket commodity price divided by the initial basket commodity price and (ii) the applicable basket weighting

[(final average copper price – initial copper price) / initial copper price] x 12.5%, plus

[(final average soybean price – initial soybean price) / initial soybean price] x 12.5%, plus

[(final average sugar price – initial sugar price) / initial sugar price] x 12.5%, plus

[(final average aluminum price – initial aluminum price) / initial aluminum price] x 10.0%, plus

[(final average natural gas price – initial natural gas price) / initial natural gas price] x 10.0%, plus

[(final average nickel price – initial nickel price) / initial nickel price] x 10.0%, plus

[(final average WTI crude oil price – initial WTI crude oil price) / initial WTI crude oil price] x 10.0%, plus

[(final average gold price – initial gold price) / initial gold price] x 7.5%, plus

[(final average platinum price – initial platinum price) / initial platinum price] x 7.5%, plus

[(final average wheat price – initial wheat price) / initial wheat price] x 7.5%

So, using the hypothetical prices above,

[($7,590 – $6,900) / $6,900] x 12.5%  =  1.25%; plus

[(1,100¢– 1,000¢) / 1,000¢] x 12.5% = 1.25%, plus

[(11¢– 10¢) / 10.00¢] x 12.5% = 1.25%, plus

[($2,750 – $2,500) / $2,500] x 10.0%  =  1.00%, plus

[($8.80 – $8.00) / $8.00] x 10.0%  =  1.00%; plus

[($36,300 – $33,000) / $33,000] x 10.0% = 1.00%, plus

[($99.00 – $90.00) / $90.00] x 10.0%  =  1.00% ; plus

[($880 – $800) / $800] x 7.5% = 0.75%, plus

[($1,540 – $1,400) / $1,400] x 7.5% = 0.75%, plus

[(825¢– 750¢) / 750¢] x 7.5% = 0.75%

Basket percent increase   =   10.00%

Payment at maturity = $1,000 + leverage upside payment

Leverage upside payment = $1,000 x basket percent increase x leverage factor = $1,000 x 10% x 115% = $115

Payment at maturity = $1,115

November 2007	Page 8

Trigger PLUS due December   , 2011
Based on the Performance of a Basket Composed of Ten Commodities
Performance Leveraged Upside SecuritiesSM

Example 2: Basket declines by less than 25%

Basket Commodity	Basket Weight	Hypothetical Initial Basket Commodity Price	Hypothetical Final Average Basket Commodity Price	Performance
Copper	12.5%	$6,900	$7,590	+10%
Soybeans	12.5%	1,000¢	500¢	-50%
Sugar	12.5%	10¢	5¢	-50%
Aluminum	10.0%	$2,500	$2,750	+10%
Natural Gas	10.0%	$8.00	$4.00	-50%
Nickel	10.0%	$33,000	$36,300	+10%
WTI Crude Oil	10.0%	$90.00	$58.50	-35%
Gold	7.5%	$800	$880	+10%
Platinum	7.5%	$1,400	$1,540	+10%
Wheat	7.5%	750¢	375¢	-50%

Basket performance factor = Sum of the products for each basket commodity of (i) the final average basket commodity price divided by the initial basket commodity price and (ii) the applicable basket weighting

(final average copper price / initial copper price) x 12.5%, plus

(final average soybean price / initial soybean price) x 12.5%, plus

(final average sugar price / initial sugar price) x 12.5%, plus

(final average aluminum price / initial aluminum price) x 10.0%, plus

(final average natural gas price  / initial natural gas price) x 10.0%, plus

(final average nickel price / initial nickel price) x 10.0%, plus

(final average WTI crude oil price / initial WTI crude oil price) x 10.0%, plus

(final average gold price / initial gold price) x 7.5%, plus

(final average platinum price / initial platinum price) x 7.5%, plus

(final average wheat price / initial wheat price) x 7.5%

So, using the hypothetical prices above,

($7,590 / $6,900) x 12.5%  = 13.75%; plus

(500¢ / 1,000¢) x 12.5% = 6.25%, plus

(5¢ / 10¢) x 12.5% = 6.25%, plus

($2,750 / $2,500) x 10.0%  =  11.0%, plus

($4.00 / $8.00) x 10.0%  =  5.0%; plus

($36,300 / $33,000) x 10.0% = 11.0%, plus

($58.50 / $90.00) x 10.0%  =  6.5% ; plus

($880 / $800) x 7.5% = 8.25%, plus

($1,540 / $1,400) x 7.5% = 8.25%, plus

(375¢ / 750¢) x 7.5% = 3.75%

Basket performance factor = 80.0% (basket has declined 20%)

Payment at Maturity = $1,000

Because the basket has declined by less than 25%, the investor receives the stated principal amount of $1,000 at maturity for each Trigger PLUS.

November 2007	Page 9

Trigger PLUS due December   , 2011
Based on the Performance of a Basket Composed of Ten Commodities
Performance Leveraged Upside SecuritiesSM

Example 3: Basket declines 25% or more

Basket Commodity	Basket Weight	Hypothetical Initial Basket Commodity Price	Hypothetical Final Average Basket Commodity Price	Performance
Copper	12.5%	$69,000	$75,900	+10%
Soybeans	12.5%	1,000¢	500¢	-50%
Sugar	12.5%	$10¢	5¢	-50%
Aluminum	10.0%	$2,500	$2,750	+10%
Natural Gas	10.0%	$8.00	$2.40	-70%
Nickel	10.0%	$33,000	$36,300	+10%
WTI Crude Oil	10.0%	$90.00	$27.00	-70%
Gold	7.5%	$800	$880	+10%
Platinum	7.5%	$1,400	$1,540	+10%
Wheat	7.5%	750¢	375¢	-50%

Basket performance factor = Sum of the products for each basket commodity of (i) the final average basket commodity price divided by the initial basket commodity price and (ii) the applicable basket weighting

So, using the hypothetical prices above,

($75,900 / $69,000) x 12.5%  = 13.75%; plus

(500¢ / 1,000¢) x 12.5% = 6.25%, plus

(5.00¢ / 10.00¢) x 12.5% = 6.25%, plus

($2,750/ $2,500) x 10.0%  =  11.0%, plus

($2.40 / $8.00) x 10.0%  =  3.0%; plus

($36,300 / $33,000) x 10.0% = 11.0%, plus

($27.00 / $90.00) x 10.0%  =  3.0%, plus

($880 / $800) x 7.5% = 8.25%, plus

($1,540 / $1,400) x 7.5% = 8.25%, plus

(375¢ / 750¢) x 7.5% = 3.75%

Basket performance factor = 74.5%

Therefore, in this example:

Payment at maturity = $1,000 x basket performance factor = $1,000  x  74.5% = $745.00

Because the basket performance factor is less than or equal to 75% (i.e. the basket has declined by 25% or more), the Trigger PLUS will redeem for less than the stated principal amount by an amount proportionate to the negative performance of the basket.

In Examples 2 and 3 above, the final prices of copper, aluminum, nickel, gold and platinum (with a combined basket weight of 47.5%) are higher than their respective initial prices, but the final prices of soybeans, sugar, natural gas, WTI crude oil and wheat are all lower.  Accordingly, the positive performance of five basket commodities is more than offset by the negative performance of the five other basket commodities.

November 2007	Page 10

Trigger PLUS due December   , 2011
Based on the Performance of a Basket Composed of Ten Commodities
Performance Leveraged Upside SecuritiesSM

Risk Factors

The Trigger PLUS are a financial instrument that is suitable only for investors who are capable of understanding the complexities and risks specific to the instrument.  Accordingly, investors should consult with their own financial and legal advisors as to the risks entailed by an investment in the Trigger PLUS and the suitability of such investment in light of an investor’s particular circumstances.  The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the Trigger PLUS.

Structure Specific Risk Factors

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Trigger PLUS do not pay interest or guarantee any return of principal.  The terms of the Trigger PLUS differ from those of ordinary debt securities in that we will not pay you interest on the Trigger PLUS or guarantee to pay you the stated principal amount of the Trigger PLUS at maturity.  Instead, at maturity you will receive for each $1,000 stated principal amount of Trigger PLUS that you hold an amount in cash based upon the basket percent increase or the basket performance factor.  If the basket performance factor is less than or equal to 75%, you will receive an amount in cash at maturity that is less than or equal to $750, or 75% of the $1,000 stated principal amount of each Trigger PLUS, and will be an amount proportionate to the decrease in the value of the basket.  See “Hypothetical Payouts on the Trigger PLUS at Maturity” on page 7.

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Changes in the price of one or more of the basket commodities may offset each other.  Price movements in the basket commodities may not correlate with each other.  At a time when the price of one basket commodity increases, the price of the other basket commodities may not increase as much, or may even decline in price.  Therefore, in calculating the basket percent increase or the basket performance factor on the final averaging date, increases in the final average basket commodity price of one basket commodity may be moderated, or wholly offset, by lesser increases or declines in the final average basket commodity price of other basket commodities.  Furthermore, the basket is not equally weighted among the basket commodities. Significant decreases in the price of a more heavily weighted basket commodity could moderate or wholly offset increases in the prices of the less heavily weighted basket commodities.

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The final average price of each basket commodity is determined on multiple averaging dates.  You will receive a payment at maturity that is greater than the stated principal amount of the Trigger PLUS only if the weighted sum of the arithmetic averages of the prices of the basket commodities on each of the averaging dates is greater than the weighted sum of the initial prices of the basket commodities.  A basket commodity price that is higher than the initial price of that basket commodity on any one averaging date may be partially or entirely offset by a basket commodity price that is lower than the initial price of that basket commodity on any other averaging date.  Consequently, it is possible that you will receive at maturity an amount less than the stated principal amount for each Trigger PLUS you hold, even if one or more basket commodities has increased substantially in price by the final averaging date.

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U.S. federal income tax consequences of an investment in the PLUS are uncertain.  Please read the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of investing in the Trigger PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the Trigger PLUS, the timing and character of income on the Trigger PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible characterization, U.S. Holders could be required to accrue original issue discount on the Trigger PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Trigger PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Trigger PLUS, and the IRS or a court may not agree with the tax treatment described in the accompanying preliminary pricing supplement.

Commodity Specific Risk Factors

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Prices for the basket commodities may change unpredictably and affect the value of the Trigger PLUS in unforeseeable ways.  Investments, such as the Trigger PLUS, linked to the prices of commodities are considered speculative and the prices for the basket commodities may fluctuate significantly over short periods due to a variety of factors, including changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, wars and acts of terror, changes in interest and exchange rates, trading activities in commodities and related contracts, pestilence, technological change, weather, and agricultural, trade, fiscal, monetary and exchange control policies.  The price volatility of each basket commodity also affects the value of the futures and forward contracts related to that basket commodity and therefore its price at any such time.  In addition, the prices of the basket commodities are volatile and affected by numerous factors as set forth in “Risk Factors—Specific commodities prices are volatile and are affected

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Trigger PLUS due December   , 2011
Based on the Performance of a Basket Composed of Ten Commodities
Performance Leveraged Upside SecuritiesSM

by numerous factors specific to each market” in the accompanying preliminary pricing supplement describing this offering.  These factors may affect the prices for the basket commodities and the value of your Trigger PLUS in varying ways and may cause the prices of the basket commodities to move in inconsistent directions and at inconsistent rates.

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Suspension or disruptions of market trading in the basket commodities may adversely affect the value of the Trigger PLUS. The commodities markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  These circumstances could adversely affect the values of the basket commodities and, therefore, the value of the Trigger PLUS.

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There are risks relating to the trading of metals on the London Metal Exchange.  The official cash offer prices of aluminum, copper and nickel are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME.  The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts.  In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months.  As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates.  If such aberrations occur on any averaging date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of aluminum, copper and nickel, and consequently the payment at maturity could be adversely affected.

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There are risks relating to trading of commodities on the London Bullion Market Association and the London Platinum and Palladium Market.  Gold is traded on the London Bullion Market which we refer to as the LBMA, and platinum is traded on the London Platinum and Palladium Market, which we refer to as the LPPM.  The prices of certain underlying commodities will be determined by reference to the fixing prices reported by the LBMA (in the case of gold) and the LPPM (in the case of platinum).  The LBMA is a self-regulatory association of bullion market participants.  Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  Like the LBMA, the LPPM is a self-regulatory association of bullion market participants that is not a regulated entity.  If the LBMA or the LPPM should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold and the LPPM price fixings for the value of platinum may be adversely affected.  Each of the LBMA and the LPPM is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA or LPPM trading.  For example, there are no daily price limits on the LBMA or the LPPM, which would otherwise restrict fluctuations in the prices of LBMA or LPPM contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

Secondary Market Specific Risk Factors

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The Trigger PLUS will not be listed.  The Trigger PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Trigger PLUS.  MS & Co., currently intends to act as a market maker for the Trigger PLUS but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the Trigger PLUS easily.    Because we do not expect that other market makers will participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the Trigger PLUS.

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Market price of the Trigger PLUS may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will also influence the value of the Trigger PLUS in the secondary market and the price at which Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., may be willing to purchase or sell the Trigger PLUS in the secondary market, including: (i) the price of each of the basket commodities at any time and, in particular, on the averaging dates, (ii) the market prices of the basket commodities and futures contracts on such basket commodities, and the volatility of such prices, (iii) trends of supply and demand for each of the basket commodities at any time, (iv) interest and yield rates in the market, (v) geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket commodities or commodities markets generally and which may affect the final prices of the basket commodities, (vi) the time remaining until the Trigger PLUS mature, and (vii) our creditworthiness.  Some or all of these factors will influence the price that you will receive if you sell your Trigger PLUS prior to maturity.  For example, you may have to sell your Trigger PLUS at a

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Based on the Performance of a Basket Composed of Ten Commodities
Performance Leveraged Upside SecuritiesSM

substantial discount from the stated principal amount if the weighted prices of the basket commodities have in the aggregate decreased at the time of sale or if market interest rates rise.  Some or all of these factors will influence the price that you will receive if you sell your Trigger PLUS prior to maturity.  For example, you may have to sell your Trigger PLUS at a substantial discount from the stated principal amount if the weighted prices of the basket commodities have in the aggregate decreased at the time of sale or if market interest rates rise.  You cannot predict the future performance of any of the basket commodities based on their historical performance.  The basket performance factor may be less than or equal to 75% so that you will receive at maturity an amount that is less than or equal to $750, or 75% of the $1,000 stated principal amount of each Trigger PLUS, and will be an amount proportionate to the decrease in the value of the basket.  In addition, there can be no assurance that the basket percent increase will be positive so that you will receive at maturity an amount in excess of the stated principal amount of the Trigger PLUS.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Trigger PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Trigger PLUS, as well as the projected profit included in the cost of hedging our obligations under the Trigger PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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Hedging and trading activity by the agent and its affiliates could potentially affect the value of the Trigger PLUS.  MS & Co. and other affiliates of ours will carry out hedging activities related to the Trigger PLUS (and to other instruments linked to the basket commodities), including trading in futures and options contracts on the basket commodities, as well as in other instruments related to the basket commodities.  MS & Co. and some of our other subsidiaries also trade the basket commodities and other financial instruments related to the basket commodities on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the day we price the Trigger PLUS for initial sale to the public could potentially increase the initial prices for the basket commodities and, as a result, could increase the levels at which the basket commodities must close on the averaging dates before you receive a payment at maturity that exceeds the stated principal amount of the Trigger PLUS.  Additionally, such hedging or trading activities during the term of the Trigger PLUS could potentially affect the prices of the basket commodities, including the prices on the averaging dates, and, accordingly, the amount of cash you will receive at maturity.

Other Risks

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The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests.  The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the Trigger PLUS.  As calculation agent, MSCS will determine the initial and final price of each basket commodity, the percent increase of each basket commodity and the basket percent increase, the performance factor of each basket commodity and the basket performance factor and will calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MSCS in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of any closing value of a basket commodity in the event of a market disruption event, may affect the payout to you at maturity.  See the accompanying pricing supplement.  The original issue price of the Trigger PLUS includes the agent’s commissions and certain costs of hedging our obligations under the Trigger PLUS.  The subsidiaries through which we hedge our obligations under the Trigger PLUS expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

▪	Issuer’s credit ratings may affect the market value. Investors are subject to the credit risk of the issuer. Any decline in the issuer’s credit ratings may affect the market value of the Trigger PLUS.

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Trigger PLUS due December   , 2011
Based on the Performance of a Basket Composed of Ten Commodities
Performance Leveraged Upside SecuritiesSM

Information About the Basket
Historical Information
The following graphs present historical information for each of the basket commodities from January 1, 2002 to November 15, 2007.  We obtained the information in the graphs from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We will not use Bloomberg to determine the applicable initial and final prices of the basket commodities. Historical performance of the basket commodities and the basket should not be taken as an indication of future performance or trends.

Copper	Soybeans

Sugar	Aluminum

Natural Gas	Nickel

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Based on the Performance of a Basket Composed of Ten Commodities
Performance Leveraged Upside SecuritiesSM

WTI crude oil	Gold

Platinum	Wheat

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